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                                                                   EXHIBIT 15(a)



Texas Utilities Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited condensed consolidated interim financial information of Texas Utilities Company and subsidiaries for the periods ended June 30, 1997 and 1996, as indicated in our report dated August 11, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, is incorporated by reference in Registration Statement No. 33-32831 on Form S-3 and Registration Statements No. 33-32833, 33-32835, 33-32837, 33-32839, 33-32841
and 33-32843 on Form S-8 of TUC Holding Company (to be known as Texas Utilities Company).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



Deloitte & Touche LLP
Dallas, Texas

August 11, 1997